Hawaiian Electric Exhibit 10

POWER PURCHASE AGREEMENT AMENDMENT NO. 4
This Amendment No. 4 to Power Purchase Agreement (“Amendment No. 4” or “Amendment”) is made and entered into as of the 14th day of February, 2018, by and between HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation (“HECO”), and AES HAWAII, INC., a Delaware corporation, formerly known as AES Barbers Point, Inc. (“AES Hawaii”), each individually referred to as a “Party” and both collectively referred to as the “Parties.”

RECITALS
A.    HECO and AES Barbers Point, Inc. (renamed AES Hawaii, Inc. as of September 12, 1997) have entered into a Power Purchase Agreement dated March 25, 1988, as subsequently amended, modified and clarified (the “Power Purchase Agreement”).
B.    HECO and AES Hawaii desire to amend the Power Purchase Agreement as provided herein below.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	REGARDING ARTICLE I OF THE POWER PURCHASE AGREEMENT - DEFINITIONS

Article I of the Power Purchase Agreement is hereby amended by adding the definitions set forth below:
AES Cap is defined in Section 3.4C.
Amendment No. 4 - is defined in the preamble.
Business Day - a day other than a Saturday, Sunday, or federal or State of Hawaii holiday.
CSP is defined in Section 3.4C.
Daily Fuel Supply Requirement is defined in paragraph 1.1 of the Fuel Supply Protocol.
DOH is defined in Section 3.4C.
ERP is defined in Section 3.4C.

Fuel Supply Protocol - The Fuel Supply Protocol attached to Amendment No. 4 as Exhibit 1.
GHG is defined in Section 3.4A.
GHG Rule is the Hawaii “Greenhouse Gas Emissions” Rule, Hawaii Administrative Rules, Subchapter 11, Section 11-60.1-201, et. seq.
Monthly Fuel Supply Requirement is defined in paragraph 1.1 of the Fuel Supply Protocol.
Partnership Information is defined in Section 3.4C.
Portfolio Cap is defined in Section 3.4A.
Total Partnership Cap is defined in Section 3.4C.

2.	OTHER CLARIFICATIONS, MODIFICATIONS AND AMENDMENTS TO THE POWER PURCHASE AGREEMENT

The following provisions of the Power Purchase Agreement are hereby deemed to be clarified, modified or amended as set forth in this Section 2:
A.Regarding Section 3.2B of the Power Purchase Agreement
Section 3.2B of the Power Purchase Agreement is hereby amended by adding the following new Section 3.2B(5):

(5)	Operational Commitments - AES Hawaii shall continue and/or implement the various operational measures at the Facility as set forth in Exhibit 2 to this Amendment No. 4.
B.Regarding Section 3.2F of the Power Purchase Agreement

Section 3.2F of the Power Purchase Agreement is hereby amended in its entirety to read as follows:
AES Hawaii shall be responsible for acquiring and storing adequate supplies of fuel and other materials used in the operation of the Facility, including, but not limited to, bituminous coal and limestone. An adequate supply of fuel under normal conditions shall include satisfying the Monthly Fuel Supply Requirement and the Daily Fuel Supply Requirement. AES Hawaii assumes full risk and responsibility for acquiring longer term firm supplies of fuel and other necessary materials and transportation therefor under this Agreement during the full Term. Without limitation to the generality of the foregoing, AES Hawaii and HECO shall comply with the Fuel Supply Protocol.

C.Regarding Section 3.2 of the Power Purchase Agreement

Section 3.2 of the Power Purchase Agreement is hereby amended by adding the following new Section 3.2L:
L.    Biomass.
(1) AES Hawaii may reduce coal combustion by modifying its fuel consumption to include biomass, subject to the prior written approval of HECO, which shall not be unreasonably withheld.
(2) HECO’s December 2016 Power Supply Improvement Plan (“PSIP”), which was approved by the PUC, outlines the actions to be taken to achieve Hawaii’s Renewable Portfolio Standards. The PSIP calls for HECO to seek the most cost effective resources that meet the necessary requirements for each island. Future Requests For Proposal will be designed to be technology agnostic, that is, to allow different renewable technologies to compete to provide the best value for all customers. This method will require HECO to evaluate each potential resource as it is added to HECO’s portfolios. The Parties agree to conduct an analysis with respect to the feasibility of converting the AES Hawaii Plant to burn a feedstock of biomass rather than coal as set forth in Exhibit 3 hereto (the “Biomass Conversion Analysis”). The intent of the analysis is to gather information that can be considered in the next HECO resource planning effort in the event that upcoming competitive procurements consider projects similar to those studied in the Biomass Conversion Analysis.
D.Regarding Article III of the Power Purchase Agreement

Article III of the Power Purchase Agreement is hereby amended by adding the following new Section 3.4:
3.4    Rights and Obligations of AES Hawaii and HECO Regarding GHG Rule Compliance.
A.     HECO intends to partner with certain other independent power producers to combine the Hawaiian Electric Companies' portfolio of greenhouse gas emissions including carbon dioxide, methane, nitrous oxide ("GHG") caps with the GHG caps of such other independent power producers for purposes of compliance with the GHG Rule. The total of the combined caps resulting from the partnering of HECO and such other independent power producers (exclusive of AES Hawaii) is referenced to herein below as the “Portfolio Cap.” HECO is willing to include AES Hawaii in such partnering on the terms and conditions set forth in this Section 3.4.
B.    HECO shall partner with AES Hawaii and combine the Portfolio Cap with AES Hawaii’s GHG cap for the purpose of GHG Rule compliance during the remaining Term as set forth in this Section 3.4. HECO and AES Hawaii agree to work together in good faith.

C.    AES Hawaii has obtained the State of Hawaii Department of Health (“DOH”) approval of its actual emissions data for 2010 or a representative substitute period allowed under the GHG Rule from which a baseline can be derived. AES Hawaii has obtained approval from DOH of its baseline which is 1,681,605 short tons CO2e. The annual GHG “cap” to be included in AES Hawaii’s Covered Source Permit (“CSP”) (the “AES Cap”) shall be 1,691,605 short tons CO2e/year. HECO and AES Hawaii shall take the following steps to comply with the GHG Rule:
(1)    HECO shall submit an amended Emissions Reduction Plan (“ERP”) to the DOH by February 28, 2018. HECO shall include AES as a partner facility and shall provide to AES Hawaii and to all of the participating partners a narrative and an attachment to include in each of the partner’s ERPs that describes the partnership and lists the respective baselines and caps for each facility and that includes the aggregate of the partners’ caps referenced herein as the “Total Partnership Cap” by January 31, 2018. Collectively, this information is referred to herein as the “Partnership Information.”;
(2)    AES Hawaii shall submit its ERP that contains the Partnership Information and any other information required by the GHG Rule for the AES Hawaii Facility to the DOH by February 28, 2018;
(3)    HECO shall submit modifications of the relevant Hawaiian Electric Companies’ Covered Source Permits to the DOH to reflect the reduced GHG emissions caps for its own facilities and to reflect the combined Total Partnership Cap for the purpose of GHG Rule compliance during the remaining Term by March 31, 2018; and
(4)    AES Hawaii shall submit a modification of its CSP to the DOH to establish its individual GHG AES Cap and the Total Partnership Cap for the purpose of GHG Rule compliance during the remaining Term by March 31, 2018.
(5)    It is the intent of HECO and AES Hawaii that each of the participating facilities included within the Total Partnership Cap shall be in compliance with the GHG Rule regardless of whether such facility’s emissions have exceeded such facility’s specific cap as long as the combined emissions of all facilities included within the Total Partnership Cap do not exceed the limit on total emissions established by the Total Partnership Cap. For avoidance of doubt, nothing in this Section 3.4C(5) shall be interpreted as obligating AES Hawaii to cause the emissions of the AES Hawaii Facility to be less than the AES Cap or as obligating

HECO to cause the combined emissions of the facilities included within the Portfolio Cap to be less than the Portfolio Cap.
(6)    AES Hawaii and each partner participating in the Total Partnership Cap, shall submit its quarterly total emissions of GHG to HECO and to the other partners by 30 days after the end of each calendar year quarter. HECO will aggregate the GHG emissions that are submitted and will distribute the aggregate emissions for the quarter to each of the partners by 45 days after the end of each calendar year quarter. AES Hawaii and each partner is responsible for providing accurate and quality assured data in its quarterly emission submissions to the partners and HECO.

(7)    AES Hawaii and HECO shall provide each other copies of their respective draft ERPs by February 15, 2018.

D.    AES Hawaii shall be solely responsible for submitting a timely ERP and a timely modification of its CSP to DOH as provided in Section 3.4C, obtaining DOH approval of its ERP and the modification of its CSP, operating within the AES Cap, paying any penalties assessed by DOH for failure to do so, and paying its emission fees to DOH. In the event that HECO submits a modification of its ERP following the submission of the ERP modification set forth in Section 3.4C(2), AES Hawaii shall submit a timely modification of its CSP to conform to the HECO modification if necessary, provided however that HECO’s modification shall not decrease the AES Cap set forth in Section 3.4C. Except as set forth above in this Section 3.4 with respect to compliance with the GHG Rule, AES Hawaii shall remain responsible for its emissions and for compliance with laws as and to the extent provided in Sections 3.2H and 3.2I.
E.    If the PUC issues an “unfavorable PUC order” within the meaning of Section 5.D of Amendment No. 4, HECO may submit a modification of its ERP to the DOH removing the AES Hawaii Facility as a partner facility. If HECO submits a modification of its ERP to the DOH removing AES Hawaii Facility as a partner facility, then AES Hawaii shall promptly submit a modification of its CSP to the DOH to remove the AES Cap from the Partnership Cap for the purpose of GHG Rule compliance during the remaining Term.

E.Regarding Section 6.2 of the Power Purchase Agreement

Section 6.2 of the Power Purchase Agreement is hereby amended by replacing the first paragraph with the following:
By the nineteenth working day of each month, but not later than the second to last working day of the month, HECO shall pay the monthly Capacity Charge and monthly Energy Charge as computed in Article V, or provide to AES Hawaii an itemized statement of its objections to all or any portion of such Monthly Invoice and pay any undisputed amount.
F.Regarding Section 24.11 of the Power Purchase Agreement

Section 24.11 of the Power Purchase Agreement is hereby amended by replacing the first two (2) sentences with the following:
AES Hawaii shall provide HECO with a copy of any Steam Sales Contract prior to its execution by AES Hawaii and the steam buyer. Such contract will provide for, at a minimum, steam sales under normal operating conditions that are adequate to maintain the Facility as a Qualifying Facility under PURPA, but shall not allow for maximum sales that, given the design capability of the Facility, would jeopardize the supply of the Committed Capacity to HECO when in full operation as described in Section 3.2D(3).
G.Regarding New Sections 24.16 and 24.17 of the Power Purchase Agreement
Article XXIV of the Power Purchase Agreement is hereby amended by adding the following new Sections 24.16 and 24.17:
24.16    Financial Compliance
A.    AES Hawaii shall provide existing information in the possession of AES Hawaii that is reasonably requested by HECO (the “Information”) for purposes of permitting HECO and Hawaiian Electric Industries, Inc. (“HEI”) to comply with the requirements of (1) Accounting Standards Codification 810, Consolidation (formerly FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” and FASB Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46R”), (2) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”) and (3) all clarifications, interpretations and revisions of and regulations implementing Accounting Standards Codification 810 and SOX 404 issued by the FASB, Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Tax Force or other governing agency. In addition, if required by HECO in order to meet its compliance obligations and upon reasonable prior written notice from HECO, AES Hawaii shall allow HECO or its independent auditor to audit, to the extent as is reasonably required, AES Hawaii’s financial records, including its system of internal controls over financial reporting; provided that HECO shall be responsible for all costs associated with the foregoing, including, but not limited to AES Hawaii’s reasonable internal costs. HECO shall limit access to such Information to persons involved with such compliance matters and restrict persons involved in HECO’s monitoring, dispatch or scheduling of AES Hawaii and/or the Facility, or the administration of this Agreement, from having access to such Information, (unless such participation is approved, in writing in advance, by AES Hawaii). Persons who obtain access to any Information at any time shall not participate in any future negotiations of amendments, modifications, clarifications or renewals or replacements of this Agreement. Notwithstanding anything to the contrary herein, prior to any request for Information or any audit of AES Hawaii that may be required pursuant to this Section 24.16, HECO must provide to AES Hawaii

(a) a written request from HECO’s accounting officer that sets forth the justification for such request for Information or audit in reasonable detail, (b) the underlying analysis performed by HECO that validates such request for Information or audit and (c) a written confirmation from HECO’s independent auditors that such request for Information or audit is necessary for HECO in order to meet its compliance obligations as set forth in this Section 24.16.
B.    If there is a change in circumstances that is not caused by or the fault of HECO (e.g., a change in accounting standards) during the Term that would trigger consolidation of AES Hawaii’s finances onto HECO’s balance sheet, then AES Hawaii and HECO will reasonably cooperate to attempt to eliminate such consolidation; provided that such cooperation and elimination (if any) has no adverse impact on AES Hawaii.
C.    HECO shall, and shall cause HEI to, maintain the confidentiality of the Information as provided in this Section 24.16. HECO may share the Information on a confidential basis with HEI and the independent auditors and attorneys for HECO and HEI. (HECO, HEI and their respective independent auditors and attorneys are collectively referred to in this Section 24.16 as “Recipient.”) If either of HEI or HECO reasonably concludes, and as confirmed in writing by HEI’s or HECO’s independent auditor, that (i) consolidation or financial reporting with respect to AES Hawaii and/or this Agreement is necessary and (ii) disclosure of certain Information is necessary to satisfy applicable disclosure and reporting or other requirements, then HEI and HECO shall promptly and, to the extent permitted by law, no less than two (2) Business Days prior to any proposed disclosure of Information, provide notice to AES Hawaii of such findings (including therewith a copy of the independent auditor’s written determination). HEI and HECO may disclose Information to the Public Utilities Commission and the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii in connection with the Public Utilities Commission’s rate making activities for HECO and other HEI affiliated entities; provided that (a) HECO shall provide at least seven (7) Business Days’ notice to AES Hawaii before making any such disclosure, (b) HEI and HECO shall cooperate with AES Hawaii in seeking a protective order or other appropriate remedy (including redaction of Information not so required to be disclosed) prior to disclosure and (c) if the scope or content of the Information to be disclosed to the Public Utilities Commission exceeds or is more detailed than that already disclosed pursuant to this Section 24.16C, such Information will not be disclosed until the Public Utilities Commission first issues a protective order to protect the confidentiality of such Information. If such protective order or other remedy is not obtained, Recipient shall furnish only that portion of the Information that it is legally required to so furnish and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed Information.
D.    In circumstances other than those addressed in Section 24.16C, if any Recipient becomes legally compelled under applicable law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Information, such Recipient shall (i) provide AES Hawaii with notice thereof immediately upon obtaining knowledge thereof and prior to disclosure and (ii) cooperate with AES Hawaii in seeking a protective order or other appropriate remedy (including redaction of Information not so required to be disclosed). In its sole discretion, AES Hawaii may waive a Recipient’s compliance with the terms of this Section 24.16 following its receipt of such Recipient’s notice pursuant to this Section 24.16D. If such protective order or other remedy is not obtained or AES Hawaii waives such Recipient’s compliance with the provisions of this Section 24.16, Recipient shall furnish only that portion of the Information that it is legally required to so furnish and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed Information.
E.    HECO and HEI shall be permitted to use the Information solely for purposes of meeting their respective compliance obligations as described in this Section 24.16 and neither HECO nor HEI shall use the Information for any other purpose.
F.    The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 24.16 shall not extend to any portion(s) of the Information that (1) was known to such Recipient prior to receipt and not subject to an obligation or duty of confidentiality, (2) without the fault of such Recipient is available or becomes available to the general public, or (3) is received by such Recipient from a third party not known by the Recipient to be bound by an obligation or duty of confidentiality.
24.17    Information Provided to American Appraisal
Each party represents and warrants to the other party that the information provided by such party to American Appraisal Company, Inc. in connection with its assessment of the remaining useful life and fair value of the Facility as of December 31, 2008 was true and accurate. AES Hawaii agrees that if reassessment of the remaining useful life and fair value of the Facility is reasonably required on future occasions, AES Hawaii will reasonably cooperate with HECO, at HECO’s sole cost and expense, in performing or obtaining such reassessment.
H.Regarding Attachment F to the Power Purchase Agreement

Attachment F to the Power Purchase Agreement is hereby amended by replacing it in its entirety with the following:
QUALIFIED ENGINEERS LIST

In accordance with Section 3.3E, the following Engineering Firms are qualified to provide an independent engineering assessment on practices relating to Good Engineering and Operating Practices:

Black & Veatch
11401 Lamar
Overland Park, KS 66211
Attn: Kevin A. Kerschen
(919) 462-7314 Work

(919) 244-5969 Mobile
KerschenKA@bv.com

Sargent & Lundy
55 East Monroe Street
Chicago, Illinois 60603
Attn: Mark F. Santschi
(312) 269-6653 Work
(312) 623-1675 Mobile
MARK.F.SANTSCHI@sargentlundy.com

3.	TERMINATION OF OPTION AGREEMENT

The Parties shall execute and deliver, and AES Hawaii shall cause AES Kalaeloa Venture, L.L.C. to execute and deliver, no later than the 30th day following the PUC Approval Date as defined in Section 5.D of Amendment No. 4, the option termination agreement attached hereto as Exhibit 4 (“Option Termination Agreement”); provided, that if the PUC has not issued a PUC Approval Order or an unfavorable PUC order (as defined below) by the second anniversary of the date hereof, then the Parties and AES Kalaeloa Venture, L.L.C. shall execute and deliver the Option Termination Agreement within 15 days after the second anniversary of the date hereof.

4.	STAY AND TERMINATION OF ARBITRATION

The Parties agree that the matter styled AES Hawaii, Inc. v. Hawaiian Electric Company, Inc. before the American Arbitration Association, Case Number 01-15-003-9951 (“Arbitration”) shall be stayed from the Execution Date through and including the first to occur of the PUC Approval Date as defined in Section 5.C or fifteen (15) days after the receipt of an unfavorable PUC order as set forth in Section 5.D. The Parties hereby acknowledge and agree that effective on the PUC Approval Date as defined in Section 5.C:
A.    HECO and AES shall be deemed to have terminated their respective rights under the Letter Agreement dated October 23, 1992 (“Letter Agreement”) and the Letter Agreement shall be deemed to be of no further force or effect.
B.    Each Party fully and finally releases and discharges the other Party from any and all claims it has arising from or related to the Parties’ Letter Agreement, any right to Committed Capacity above 180 MW, and all claims made in the Arbitration. For avoidance of doubt, each Party expressly reserves all other claims and rights it may have under the PPA.
C.    Counsel for the Parties will execute and file a stipulation of dismissal with prejudice of the Arbitration with the American Arbitration Association.

5.	REGULATORY APPROVAL

A.HECO and AES Hawaii shall use good faith efforts to obtain, as soon as practicable, a final non-appealable order from the Public Utilities Commission of the State of Hawaii (“PUC”) that does not contain terms and conditions deemed by HECO to be unacceptable and is in a form deemed by HECO to be reasonable, in HECO’s sole, but nonarbitrary, discretion (except as set forth below), ordering that this Amendment No. 4 is approved either:

(1)without modifications; or

(2)with such modifications that are acceptable to AES Hawaii and HECO. For purposes of this clause (2), modifications to Amendment No. 4 that are required by such order shall be deemed acceptable to the Parties unless either AES Hawaii or HECO, within ten days of such Party’s receipt of a copy of such order, notifies the other Party in writing that such modifications are unacceptable.

The final non-appealable order described in this Section 5.A is referred to herein below as the “PUC Approval Order.”
B.As used in Section 5.A above, the term “final non-appealable order from the PUC” means a PUC Approval Order (1) that is considered to be final by HECO, in its sole, but nonarbitrary, discretion, because HECO is satisfied that no party to the subject Public Utilities Commission proceeding intends to seek a change in such PUC Approval Order through motion or appeal, or (2) that is not subject to appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, because the period permitted for such an appeal (the “Appeal Period”) has passed without the filing of notice of such an appeal, or (3) that was affirmed on appeal to (or which appeal was dismissed by) any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, or was affirmed (or dismissed) upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process. Promptly after receipt by HECO of a PUC Approval Order, HECO shall provide AES Hawaii with a copy of such PUC Approval Order together with a written statement as to whether the conditions set forth in Section 4.B have been satisfied. The “Appeal Period” under Hawaii law is currently thirty (30) days after entry of an appealable order plus an extension to the next business day if the thirty-day period expires on a weekend or holiday.

C.As used in Amendment No. 4, the term “PUC Approval Date” shall be defined as the date of issuance of the PUC Approval Order if HECO provides the written statement referred to in the second to the last sentence of Section 5.B to the effect that the condition referred to in clause (1) of the first sentence of Section 5.B of Amendment No. 4 has been satisfied, or in the absence of such a written statement:

(1)If a PUC Approval Order is issued and is not made subject to a motion for reconsideration filed with the PUC or an appeal, the PUC Approval Date shall be the date one day after the expiration of the Appeal Period following the issuance of the PUC Approval Order.

(2)If the PUC Approval Order became subject to a motion for reconsideration, and the motion for reconsideration is denied or the PUC Approval Order is affirmed after reconsideration, and such order is not made subject to an appeal, the PUC Approval Date shall be deemed to be the date one day after the expiration of the Appeal Period following the order denying reconsideration of or affirming the PUC Approval Order.

(3)If the PUC Approval Order, or an order denying reconsideration of the PUC Approval Order or affirming approval of the PUC Approval Order after reconsideration, becomes subject to an appeal, then the PUC Approval Date shall be the date upon which the PUC Approval Order becomes a final non-appealable order from the PUC within the meaning of Section 5.B.

D.As used in Amendment No.4, the term “unfavorable PUC order” means an order from the PUC concerning Amendment No. 4 that: (i) dismisses HECO’s application; (ii) denies HECO’s application; or (iii) approves HECO’s application but contains terms and conditions deemed unacceptable by either Party, consistent with Section 5.A(2) of Amendment No. 4.

E.AES Hawaii at its election may seek to intervene or to participate in the PUC docket for approval of Amendment No. 4 pursuant to applicable rules and orders of the PUC. If AES Hawaii files a motion to intervene or to participate, HECO shall file a letter with the PUC supporting AES Hawaii’s motion to intervene or to participate. The scope of AES Hawaii’s intervention or participation shall be determined by the PUC. However, AES Hawaii expressly agrees to seek intervention or participation for the limited purpose and only to the extent necessary to assist the PUC in making an informed decision regarding the approval of Amendment No. 4. If AES Hawaii chooses not to seek intervention or participation in the docket, then AES Hawaii expressly agrees and knowingly waives the right to claim, before the PUC, in any court, arbitration or other proceeding, that the information submitted and the arguments offered by HECO in support of the application requesting approval of Amendment No. 4 are insufficient to meet HECO’s burden of justifying that the terms of Amendment No. 4 are just and reasonable and in the public interest, or otherwise deficient in any manner for purposes of supporting the PUC’s approval of Amendment No. 4. AES Hawaii shall not seek in the docket, and HECO shall not disclose to AES Hawaii, any confidential information that would provide AES Hawaii with an unfair business advantage or would otherwise harm the position of others with respect to their ability to compete on equal and fair terms.

6.	EFFECTIVENESS OF AMENDMENT NO. 4

Amendment No. 4 shall become effective upon the full execution and delivery of Amendment No. 4. Amendment No. 4 shall continue in effect for lesser of (i) the balance of the Term of the Power Purchase Agreement and (ii) the date of an unfavorable PUC order.

7.	OTHER TERMS UNCHANGED; CONFLICT BETWEEN DOCUMENTS

All of the terms and conditions of the Power Purchase Agreement that are not altered, amended or replaced by the provisions of this Amendment No. 4 shall remain in full force and effect. In the event that a conflict arises between the Power Purchase Agreement and this Amendment No. 4, this Amendment No. 4 shall prevail, but the respective documents shall be interpreted to be in harmony with each other where possible.

8.	ENTIRE AGREEMENT
This Amendment No. 4 and the Power Purchase Agreement, as amended herein, embody the whole agreement and understanding of the parties as to matters described herein and supersede and nullify all prior agreements, arrangements and understandings related to the subject matter of this Amendment No. 4; provided, however, that nothing in this Section 8 shall cause the Power Purchase Agreement to be invalid or unenforceable against HECO or AES Hawaii on the basis of regulatory action concerning this Amendment No. 4.

9.	MISCELLANEOUS

A.Capitalized terms defined in Section 1 and hereof shall have the same meanings when used elsewhere in this Amendment No. 4. Capitalized terms used but not defined in this Amendment No. 4 shall have the respective meanings given to them in the Power Purchase Agreement.

B.The failure of either Party to enforce at any time any of the provisions of this Amendment No. 4, or to require at any time performance by the other Party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Amendment No. 4 or any part hereof, or the right of such Party to enforce every such provision.

C.No modification or waiver of all or any part of this Amendment No. 4 shall be valid unless it is reduced to writing that expressly states that the parties thereby agree to a waiver or modification as applicable and signed by both parties.

D.This Amendment No. 4 may be executed in several counterparts and all so executed counterparts shall constitute one agreement, binding on both Parties hereto, notwithstanding that both Parties may not be signatories to the original or the same counterpart. For all purposes, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

E.This Amendment No. 4 and all documents executed and delivered in connection herewith, and all notices and other communications given pursuant to this Amendment No. 4, may be executed and signatures transmitted via email or facsimile in addition to the methods prescribed in Section 24.2 of the PPA. Email or facsimile deliveries shall be sent as follows:

To HECO:	Email: ppanotices@hawaiianelectric.com Fax: (808) 203-1238, attention Director Energy Procurement

With a copy to:	Email: legalnotices@hawaiianelectric.com

To AES Hawaii:	Email: steven.barnoski@aes.com Fax: (808) 682-4915, attention Steven Barnoski

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.
FOR AES HAWAII, INC.

By:	/s/ Patrick G. Murphy
	Name	Patrick G. Murphy
	Its	Vice President

FOR HAWAIIAN ELECTRIC COMPANY, INC.

By:	/s/ Shelee M. T Kimura

	Name:	Shelee M. T. Kimua
	Its:	Senior Vice President Business Development & Strategic Planning

By:	/s/ Alan M. Oshima

	Name:	Alan M. Oshima
	Its:	President & Chief Executive Officer

EXHIBIT 1
Fuel Supply Protocol

1.	Fuel Supply Requirements and Consequences of Shortage of Fuel Supply

1.1
AES Hawaii shall have (a) a Monthly Average Daily Fuel Supply of at least twenty-five (25) days during each calendar month (the “Monthly Fuel Supply Requirement”) and (b) at least ten (10) days of Available Fuel Supply on each day (the “Daily Fuel Supply Requirement”). As used in this Annex, (i) “Available Fuel Supply” means AES Hawaii’s fuel supply on Oahu and (ii) “Monthly Average Daily Fuel Supply” means AES Hawaii’s average daily fuel supply on Oahu unloaded from a ship and fuel supply on any ship that is docked at Kalaeloa Barber’s Point Harbor that has not yet been unloaded during any calendar month as shown in the Fuel Supply Report (as defined in paragraph 2.1 below) for such month.

1.2	For the purposes of this Annex, in determining the number of days of Available Fuel Supply and the Monthly Average Daily Fuel Supply, the amount of days shall be rounded to the nearest whole number.

1.3
If a Diversion Event occurs, AES Hawaii shall (a) promptly notify HECO thereof and (b) use reasonable efforts to cause an affiliate of AES Hawaii to divert a coal vessel that is transporting fuel to an affiliate of AES Hawaii to instead deliver such fuel to AES Hawaii at Kalaeloa Barber’s Point Harbor. “Diversion Event” means any event that will prevent the arrival and discharge of a nominated coal vessel in sufficient time to permit AES Hawaii to be continuously dispatched according to the terms of this Fuel Supply Protocol without interruption until a subsequent or replacement AES Hawaii coal vessel is expected to be loaded and arrive for discharge at Kalaeloa Barber’s Point Harbor.

2.	Reporting of Fuel Supply and Dispatch of the Facility

2.1
By the 10th business day of each calendar month during the Term, AES Hawaii shall provide to HECO a fuel supply report (the “Fuel Supply Report”) detailing (a) the projected daily Available Fuel Supply, the projected daily fuel consumption and the projected dates and amounts of fuel deliveries for the subsequent 365-day period (the “365-Day Projected Fuel Supply”) and (b) the historical data setting forth the actual daily Available Fuel Supply, the actual daily fuel consumption, the actual dates and amounts of fuel deliveries and the Monthly Average Daily Fuel Supply. In the event a pattern of material inconsistencies in the 365-Day Projected Fuel Supply provided by AES Hawaii is found, as compared to the Monthly Average Daily Fuel Supply for the same month, upon HECO’s request, AES Hawaii shall perform, at AES Hawaii’s expense, a review of their assumptions and formulas used to project the fuel supply and provide HECO with its proposed remedial action plan within 10 business days of such request.

Ex 1-1

2.2
Upon receipt of the Fuel Supply Report each month, if the 365-Day Projected Fuel Supply projects that AES Hawaii will have less than 15 days of Available Fuel Supply on any day in such month, then the following provisions shall apply during such month:

(a)
In addition to providing the Fuel Supply Report on a monthly basis as required under paragraph 2.1 above, AES Hawaii shall also provide to HECO daily updates to the 365-Day Projected Fuel Supply (including updates to the projected daily Available Fuel Supply, projected daily fuel consumption and projected dates and amounts of fuel deliveries) and the expected date that coal will be fully unloaded from the next fuel delivery.

(b)
If the next delivery of coal is not expected to be on Oahu (unloaded from a ship) before the 9th day of projected Available Fuel Supply point is reached (i.e., 9 days or less of fuel), then HECO may dispatch the Facility at a lower level to conserve fuel. As a condition precedent to HECO exercising its right to dispatch the Facility at a lower level pursuant to this paragraph 2.2(b), HECO shall consult with AES Hawaii about the situation and use reasonable efforts to accommodate the views of AES Hawaii.

(c)
If HECO dispatches the Facility at a lower level to conserve fuel pursuant to clause (b) above and HECO obtains replacement energy as a result thereof, AES Hawaii shall pay to HECO the difference between HECO’s fuel costs for such replacement energy and the energy costs that would have been incurred pursuant to the PPA if the Facility had produced the energy for the period during which the replacement energy was obtained; provided that for purposes of the foregoing, “replacement energy” shall mean the difference between (i) the estimate of how the Facility would have been dispatched were it not for the reduction in output necessary to conserve fuel, and (ii) the actual dispatch of the Facility. HECO shall cause any net benefit of such payment to be passed through to its ratepayers.

2.3
In accordance with the PPA, HECO has the right to dispatch the Facility anywhere between the maximum and minimum levels specified in the PPA. If HECO dispatches (pursuant to 2.2(b)) or AES Hawaii requests dispatch of the Facility at a lower level (than it would otherwise be dispatched at) because of AES Hawaii’s shortage in fuel supply, such reduction of dispatch shall be considered a derating for purposes of the Capacity Charge, the Fixed O&M Cost component of the Energy Charge, the Equivalent Availability Factor and the Equivalent Forced Outage Rate.

2.4	Except as expressly provided in this Annex, nothing in this Annex amends, alters or waives any rights or remedies HECO has pursuant to the PPA.

2.5	Section 8.1B of the PPA shall not apply to any derating pursuant to this Annex.

Ex 1-2

2.6
Pursuant to Section 15.2 of the PPA, the obligations of AES Hawaii under this Annex shall be excused to the extent and for the period that its inability to perform is caused by a Force Majeure event; provided that in the case of a Force Majeure event that affects AES Hawaii’s fuel supply (such as the sinking of a coal vessel), such provision shall not apply to the first twenty (20) days of AES Hawaii’s obligations hereunder that are affected by such Force Majeure event.

Ex 1-3

Exhibit 2
Operational Commitments
AES Hawaii confirms, commits to, or shall implement the following:
1.         Ramp Rate:  Continue operating the Facility in accordance with the following minimum ramp rates:
(a)       2.4 MW/minute when the Facility’s output is between 78 MW and 165 MW;
(b)       1.2 MW/minute when the Facility’s output is between 70 MW and 78 MW and between 165 MW and 172 MW;
(c)       0.6 MW/minute when the Facility’s output is between 63 MW and 70 MW and between 172 MW and 180 MW.
2.        Droop Response
(a)       AES Hawaii will perform droop response tests consistent with specifications provided by Hawaiian Electric.  These tests will be coordinated around the next scheduled turbine outage (which is currently scheduled for 2018). Hawaiian Electric to provide testing protocol.
(b)       There is evidence that the DCIS system sees a MW mismatch from the LDC and counters the Facility’s droop response.  AES Hawaii to modify the control logic such that the MW mismatch does not exist during periods of frequency disturbance.  AES Hawaii does not commit to replacing the DCIS.  Due to the risk of Facility trip when downloading control logic, AES Hawaii will coordinate the timing of the upgrade with Hawaiian Electric to minimize risk.  This upgrade will be completed during the next scheduled turbine outage (which is currently scheduled for 2018) while maintaining AES Hawaii’s safety and reliability standards.
(c)       AES Hawaii will perform droop testing to verify the droop curve and verify that the DCIS changes are effective once made.
(d)       The Facility will continue to use a droop setting of 5%, with zero deadband.
3.         Enhanced Protection and Control Capabilities
(a)       Turbine Trip Scheme
AES Hawaii lowered the trip timing on the 32-1 reverse power generation protection relay from 2.5 seconds to 0.25 seconds prior to 11/15/15.
(b)       Protection Upgrade

Ex 2-1

AES Hawaii performed protection upgrades to SEL 300G technology at its own expense in 2013 as requested by HECO.
(c)        Fault Ride-Through Capability
(i)       AES Hawaii examined the equipment that tripped during the March 7, 2012 event and has since upgraded its excitation and voltage regulation system to improve the Facility’s ability to ride-through voltage dips and maintain a constant high side voltage.

(ii)      AES Hawaii will continue to operate in automatic voltage regulation mode.

(d)      On-line Turbine Protection Testing.  The following items are currently in practice by AES and shall continue to be so:
(i)        If requested by Hawaiian Electric, AES Hawaii will lower unit load during turbine protection testing in order to lower risk to the system with no impact to availability.

(ii)       Testing to be coordinated with Hawaiian Electric’s System Operation Department.

(iii)      AES Hawaii to stay on EMS during such testing unless directed otherwise by System Operation Control Center (no impact to availability).

(e)        Wood Poles
(i)        AES Hawaii currently has three wood poles between two steel structures (one at AES Hawaii’s main transformer and one at the substation, which poles support both generator and startup power transmission lines).

(ii)       AES Hawaii will continue to inspect the wood poles per industry standards and ensure any needed remediation (including replacement) to comply with industry standards is completed.

(f)        Maintenance Practices
(i)        AES Hawaii has conducted a thorough inspection of the generator by performing the following:

(A)	Nondestructive testing of retaining rings (Toshiba advised that the inspection be done with the retaining rings on); and

(B)	Flux probe testing before the generator went offline for its most recent turbine/generator outage.

(C)	AES conducted on-line flux probe testing in 2015.

Ex 2-2

(ii)       AES Hawaii performed maintenance on transformer components and the 138 kV structure at the scheduled turbine outage in 2015 and will do so again at the next scheduled turbine outage scheduled for 2018.

Ex 2-3

EXHIBIT 3
Biomass Conversion Analysis
The Parties hereby agree as follows:

1.	Biomass Conversion Analysis. Upon AES’ written request, HECO agrees to conduct analysis as set forth in this Exhibit 3. The Parties agree that:

a.	AES shall provide to HECO in writing the necessary data points that will serve as the basis of the Biomass Conversion Analysis. At a minimum, the following shall be provided:

1.	All Pricing components as contemplated by AES (capacity, energy, O&M);

2.	Performance characteristics (e.g. ramp rates); and

3.	Start and end date for PPA term.

b.	HECO shall perform the following analysis utilizing the approved PSIP (D&O 34696 dated July 14, 2017) as a base case:

1.	“In/Out” analysis compared to the base case utilizing Plexos software;

2.	Customer impact results assuming contemplated term; and

3.	Benefit/Cost ratio.

c.
There shall be at least two telephonic conference calls between the Parties, with the first call occurring no later than 15 days after receipt of the initial results and the second call occurring no later than 15 days after revised Results based on clause (d) below; and

d.
Within 15 days after the initial results and first telephonic conference call, AES shall prepare a revised configuration and/or data points that will serve as a basis for a sensitivity analysis that will be utilized in the final Biomass Conversion Analysis, which shall take into account and incorporate any sensitivities requested by AES based on the initial results.

2.
No agency.  Neither party is the agent, representative or partner of the other party and this agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership relationship between the parties.

3.
Confidential Information. The information provided by AES to HECO in accordance with Sections 1(a) and (d), and the information provided by HECO to AES in accordance with Sections 1(b) and (d), shall be considered Confidential Information. The Parties agree to keep the Confidential Information confidential and agree not to disclose any Confidential Information to anyone without the express prior written consent of the other

Ex 3-1

Party, except that (i) disclosures may be made to the PUC and/or the Consumer Advocate, in which case the disclosing Party shall request that such disclosures will be subject to a protective order, (ii) disclosures may be made as required by law, (iii) disclosures may be made by either Party to its affiliates, and (iv) disclosures may be made as may be necessary to obtain legal or professional advice for tax or business purposes. If a disclosure is made under clause (iii) or (iv) above, the recipient of the Confidential Information shall be informed of the confidentiality agreement and requested to keep the information confidential to the extent practicable.

Ex 3-2

EXHIBIT 4
Option Termination Agreement
This Option Termination Agreement (this “Agreement”) is entered into on [_____], 2018 by and among AES Hawaii, Inc., a Delaware corporation (“AES”), AES Kalaeloa Venture, L.L.C., a Delaware limited liability company (“AES-K”), and Hawaiian Electric Company, Inc., a Hawaii corporation (“HECO”), each individually referred to as a “Party” and collectively referred to as the “Parties.”
RECITALS

A.
The Parties previously entered into that certain Option Agreement, dated as of May 8, 2003, by and among AES, AES-K, and HECO, as amended by that certain Amendment to Option Agreement, dated as of July 25, 2003 (together, the “Option Agreement”), pursuant to which HECO was granted an option to acquire an interest in the site and easements described on Exhibit A attached hereto.

B.	On February 14, 2018, AES and HECO entered in to Amendment No. 4 to the Power Purchase Agreement pursuant to which, among other things, they agreed to enter into this Option Termination Agreement.

C.	In order to fulfill their obligations under Amendment No. 4 to the Power Purchase Agreement, AES and HECO desire to enter into this agreement to terminate the Option Agreement.

NOW THEREFORE, subject to the terms and conditions set forth herein, the Parties agree as follows:
1.    TERMINATION. The Option Agreement is hereby terminated concurrently with the execution of this Agreement, and the Parties shall have no further obligations to each other under the Option Agreement, and the Option Agreement shall be of no further force and effect. In connection with such termination, neither Party shall be liable to the other Party for any termination payments. The Parties agree to take any and all actions necessary to effect this termination.
2.    MISCELLANEOUS. Incorporation by Reference.  The following provisions of Amendment No. 4 are hereby incorporated by reference into this Agreement, mutatis mutandis: Section 9.B, Section 9.C, Section 9.D, and Section 9.E.
[Remainder of Page Left Intentionally Blank.]

Ex 4-1

IN WITNESS WHEREOF, the Parties hereto have caused this Option Termination Agreement to be executed by their duly authorized representatives as of the date first set forth above.

AES HAWAII, INC.

By:
Name:
Title:

AES KALAELOA VENTURE, L.L.C.

By:
Name:
Title:

HAWAIIAN ELECTRIC COMPANY,
INC.

By:
Name:
Title:

[Signature Page to Option Termination Agreement]

Ex 4-2

Exhibit A
TO
Option Termination Agreement

PROPERTY
Those certain lands in the City and County of Honolulu, State of Hawaii, described as follows:

AREA ONE:
BEING A PORTION OF LOT 5882 (MAP 537)
LAND COURT APPLICATION 1069
Situated on the North side of Kaomi Loop at Honouliuli, Ewa, Oahu, Hawaii

Beginning at the Southeast corner of this parcel of land being, also, the Southwest corner of Lot 716-A (Map 120) of Land Court Application 1069 and on the North side of Kaomi Loop the coordinates of the said point of beginning a 3/4 inch rebar in concrete referred to City & County Survey Street Monument at the intersection of Hanua Street and Kaomi Loop being 174.38 feet South and 1,394.46 feet West, hence running by azimuths measured clockwise from true South:

1.	81°	39'	358.00	feet along the North side of Kaomi Loop;

2.	171°	39'	380.42	feet along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

3.	261°	“39'	358	feet along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

4.	351°	39'	380.42	feet along Lot 716-A (Map 120) of Land Court Application 1069 to the point of beginning and containing an Area of 136,190 Square Feet.

AREA TWO:
BEING A PORTION OF LOT 5882 (MAP 537)
LAND COURT APPLICATION 1069
Situated approximately 63 feet North off Kaomi Loop at Honouliuli, Ewa, Oahu, Hawaii

Beginning at the Northeast corner of this parcel of land the direct azimuth and distance from a 1/2 inch pipe at the Southeast corner of Lot 5882 (Map 537) of Land Court Application 1069 being 164° 43' 03" 430.80 feet, the coordinates of the said point of beginning referred to City & County Street Survey Monument at the intersection of Hanua Street and Kaomi Loop being 373.34 feet North and 607.65 feet West, hence running by azimuths measured clockwise from true South:

Exhibit A-1

1.	351°	39'	346.85	feet along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

2.	36°	39'		Thence along the remainder of Lot 5882 (Map 537) of Land Court Application 1069 on a curve to the right with radius of 18.00 feet the chord azimuth and distance being: 25.46 feet;

3.	81°	39'	397.00	feet along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

4.	126°	39'		Thence along the remainder of Lot 5882 (Map 537) of Land Court Application 1069 on a curve to the right with radius of 18.00 feet the chord azimuth and distance being: 25.46 feet;

5.	171°	39'	346.85	feet along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

6.	261°	39'	433.00	feet along the remainder of Lot 5882 (Map 537) of Land Court Application 1069 to the point of beginning and containing an Area of 157,841 Square Feet or 3.624 Acs.

Areas One and Two being a portion of the land described in and covered by Transfer Certificate of Title No. 161,156.
TOGETHER WITH easements for access and other purposes over, across, along and upon the following easement areas:
EASEMENT A
AFFECTING LOT 5882 (MAP 537)
OF LAND COURT APPLICATION 1069
Situated on the North side of Kaomi Loop at Honouliuli, Ewa, Oahu, Hawaii

Beginning at the Southeast corner of this parcel of land the azimuth and distance from a 1/2 inch pipe at the Southeast Corner of Lot 5882 ( Map 537) of Land Court Application 1069 being 81° 39' 52.00 feet to the said point of beginning, the coordinates of the said point of beginning referred to City & County Survey Street Monument at the intersection of Hanua Street and Kaomi Loop being 49.78 feet South and 545.55 feet West, hence running by azimuths measured clockwise from true South:

1.	81°	39'	433.00	feet along the North side of Kaomi Place;

2.	171°	39'	80.80	feet along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

Exhibit A-2

3.	306°	39'
Thence along HECO Area Two and along the remainder of Lot 5882 (Map 537) of Land Court Application 1069 on a curve to the right with a radius of 18.00 feet, the chord azimuth and distance being:
25.46 feet;

4.	261°	39'	397.00	feet along HECO Area Two and along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

5.	216°	39'
Thence along HECO Area Two and along the remainder of Lot 5882 (Map 537) of Land Court Application 1069 on a curve to the right with a radius of 18.00 feet, the chord azimuth and distance being:
25.46 feet;

6.	351°	39'	80.80	feet along the remainder of Lot 5882 (Map 537) of Land Court Application 1069 to the point of beginning and containing an Area of 27,331 Sq. Ft. or 0.627 Acs.

EASEMENT B
AFFECTING LOT 5882 (MAP 537)
OF LAND COURT APPLICATION 1069
Situated approximately 63 feet North off Kaomi Loop at Honouliuli, Ewa, Oahu, Hawaii

Beginning at the Northeast corner of this parcel of land being also the Northwest corner of HECO Area Two, the coordinates of the said point of beginning referred to City & County Survey Street Monument at the intersection of Hanua Street and Kaomi Loop being 310.46 feet South and 1,036.07 feet West, hence running by azimuths measured clockwise from true South:

1.	351°	39'	364.85	feet along HECO Area Two and along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

2.	81°	39'	215.00	feet over and across Retention Pond Parcel and along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

3.	171°	39'	364.85	feet along Lot 716-A (Map 120) of Land Court Application 1069;

4.	261°	39'	215.00	feet over and across Retention Pond Parcel and along the remainder of Lot 5882 (Map 537) of Land Court Application 1069 to the point of beginning and containing an Area of 78,443 Sq. Ft. or 1.801 Acs.

Exhibit A-3

EASEMENT C
AFFECTING
LOT 5882 (Map 537) OF LAND COURT APPLICATION 1069
Situated approximately 400 feet North off Kaomi Loop
at Honouliuli, Ewa, Oahu, Hawaii

Beginning at a point on the East side of this easement being also the Northwest corner of HECO Area One the coordinates of the said point of beginning referred to City & County Survey Street Monument at the intersection of Hanua Street and Kaomi Loop being 150.02 feet North and 1,803.91 feet West, hence running by azimuths measured clockwise from true South:

1.	351°	39'	30.00	feet along HECO Area One and along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

2.	81°	39'	62.00	feet along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

3.	171°	39'	119.58	feet along Lot 714-B (Map 117) of Land Court Application 1069,

4.	81°	39'	224.88	feet along Lots 714-B and 714-A (Map 117) of Land Court Application 1069;

5.	171°	39'	30.00	feet along Lot 5884 (Map 537) of Land Court Application 1069;

6.	261°	39'	316.88	feet along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

7.	351°	39'	119.58	feet along the remainder of Lot 5882 (Map 537) of Land Court Application 1069;

8.	81°	39'	30.00	feet along the remainder of Lot 5882 (Map 537) of Land Court Application 1069 and along the North side of HECO Area One to the point of beginning and containing an area of 19,608 Square Feet.

Exhibit A-4